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                                    EXHIBIT 5

                   Opinion and Consent of Miller & Martin LLP



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                             WRITER'S DIRECT NUMBER
                                  404/962-6406


T. KENNERLY CARROLL, JR.                                   E-MAIL ADDRESS:
     ATLANTA OFFICE                                   kcarroll@millermartin.com

                                  May 27, 1999



First Sterling Banks, Inc.
P.O. Box 2147
Marietta, Georgia 30061


       RE:    GEORGIA BANCSHARES, INC. DIRECTORS STOCK OPTION PLAN


Ladies and Gentlemen:

       This opinion is given in connection with the filing by First Sterling Banks, Inc., a corporation organized under the laws of the State of Georgia (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement" ) with respect to the registration of 40,760 shares of the no par value Common Stock of the Company ("Company Common Stock") which may be issued pursuant to the exercise of stock options (the "Options") under the Company's assumption of the Options issued under the Georgia Bancshares, Inc. Directors Stock Option Plan (the "Plan") pursuant to the Option Assumption Agreement (the "Assumption Agreement") between First Sterling Banks, Inc. and option holders in the Georgia Bancshares, Inc. Directors Stock Option Plan and the Georgia Bancshares, Inc. Employee Incentive Stock Option Plan.

       In rendering this opinion, we have examined such corporate records and documents as we have deemed relevant and necessary as the basis for the opinion set forth herein, including the Articles of Incorporation and Bylaws of the Company and certain resolutions of the Board of Directors of the Company relating to the Plan.

       For purposes of this opinion, we assume that all awards of Options have been granted in accordance with the Plan.


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First Sterling Banks, Inc.
May 27, 1999


       Based on the foregoing, it is our opinion that the shares of Company Common Stock to be issued upon the exercise of Options, in accordance with the terms of the Plan and the Assumption Agreement, upon receipt in full by the Company of the consideration prescribed for each share pursuant to the Options, will be duly authorized, validly issued, fully paid and nonassessable under the Georgia Business Corporation Code in effect on this date.

       We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                   Sincerely,


                                   MILLER & MARTIN LLP


                                   /S/ T. KENNERLY CARROLL, JR.
                                   ----------------------------------
                                   T. Kennerly Carroll, Jr.


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